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EXHIBIT 4.4

TRADEMARK SECURITY AGREEMENT

        This TRADEMARK SECURITY AGREEMENT, dated as of March 17, 2004 (this "Agreement") is made between ESCHELON OPERATING COMPANY, a Minnesota corporation (the "Issuer"), ESCHELON TELECOM, INC. (the "Parent"), a Delaware corporation (collectively with the Issuer, the "Grantors"), and THE BANK OF NEW YORK TRUST COMPANY, N.A., as Collateral Agent (together with any successor(s) thereto in such capacity, the "Collateral Agent") for itself, the Trustee and each of the Holders;

W I T N E S S E T H:

        WHEREAS, the Grantor has entered into an Indenture, dated as of March 17, 2004 (as amended, supplemented, amended and restated or otherwise modified from time to time, the "Indenture") with The Bank of New York Trust Company, N.A., as Trustee (in such capacity, the "Trustee") pursuant to which it is issuing, as of the date hereof 8 3/8% Senior Second Secured Notes due 2010 in the original aggregate principal amount of $100,000,000 (collectively, and together with any additional notes issued under such Indenture, the "Notes");

        WHEREAS, in connection with the Indenture, the Grantor has executed and delivered an Security Agreement dated as of March 17, 2004 (as amended, supplemented, amended and restated or otherwise modified from time to time, the "Security Agreement");

        WHEREAS, pursuant to Section 4.7 of the Security Agreement, the Grantor is required to execute and deliver this Agreement and to grant to the Collateral Agent a continuing security interest in all Trademark Collateral (as described below) to secure the Second Priority Claims; and

        WHEREAS pursuant to the terms of the Indenture and subject to the terms of the Intercreditor Agreement, the Collateral Agent has agreed to accept the pledge and assignment and the grant of a security interest under this Agreement as security for the Second Priority Claims.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce the Trustee to enter into the Indenture and to induce potential purchasers to purchase the Notes, the Grantor agrees with the Collateral Agent for the benefit of itself, the Trustee and each Holder as follows:

        SECTION 1.    Definitions.    Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble and recitals, have the meanings provided (or incorporated by reference) in the Security Agreement.

        SECTION 2.    Grant of Security Interest.    For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, to secure all of its Second Priority Claims, the Grantor hereby mortgages, pledges and hypothecates to the Collateral Agent, and grants to the Collateral Agent a security interest in, for its benefit and the benefit of the Trustee and each Holder, all of the following property (the "Trademark Collateral"), whether now owned or hereafter existing or acquired by it:

          (a)   (i) all of its trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, certification marks, collective marks, logos and other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of a like nature covered in clause (c) below, now existing or hereafter adopted or acquired in the United States, including those referred to in Item A of Schedule I attached hereto, whether currently in use or not, all registrations and recordings thereof and all applications in connection therewith, whether pending or in preparation for filing, including registrations, recordings and applications in the United States Patent and Trademark Office or in any office or agency of the United States of America or any State thereof, and all common-law rights relating to the foregoing, and (ii) the right to obtain all reissues, extensions or renewals of the foregoing (collectively referred to as the "Trademark");

          (b)   all Trademark licenses for the grant by or to the Grantor of any right to use any Trademark, including each Trademark license referred to in Item B of Schedule I attached hereto;

          (c)   all of the goodwill of the business connected with the use of, and symbolized by the items described in, clause (a)and, to the extent applicable, clause (b);

          (d)   the right to sue third parties for past, present and future infringements of any Trademark Collateral described in clause (a) and, to the extent applicable, clause (b); and

          (e)   all proceeds of, and rights associated with, the foregoing, including any claim by the Grantor against third parties for past, present or future infringement or dilution of any Trademark, Trademark registration or Trademark license, or for any injury to the goodwill associated with the use of any such Trademark or for breach or enforcement of any Trademark license and all rights corresponding thereto throughout the world.

        SECTION 3.    Security Agreement.    This Agreement has been executed and delivered by the Grantor for the purpose of registering the security interest of the Collateral Agent in the Trademark Collateral with the United States Patent and Trademark Office. The security interest granted hereby has been granted as a supplement to, and not in limitation of, the security interest granted to the Collateral Agent for its benefit and the benefit of each Holder under the Security Agreement. The Security Agreement (and all rights and remedies of the Collateral Agent and each Holder thereunder) shall remain in full force and effect in accordance with its terms.

        SECTION 4.    Release of Security Interest.    The security interests granted hereunder in any Collateral shall automatically be released in the manner, at the times and to the extent specified in Section 7.10 of the Security Agreement. In addition, upon the Discharge of Second Priority Claims, the security interests granted hereunder shall automatically terminate. Upon any such release or termination, the Collateral Agent will, at the Grantor's sole expense, deliver to the Grantor, without any representations, warranties or recourse of any kind whatsoever, all Collateral held by the Collateral Agent hereunder in which the security interest granted hereunder is released or terminated, and execute and deliver to the Grantor such documents as the Grantor shall reasonably request to evidence such release or termination.

        SECTION 5.    Acknowledgment.    The Grantor does hereby further acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Trademark Collateral granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which (including the remedies provided for therein) are incorporated by reference herein as if fully set forth herein.

        SECTION 6.    Relationship with Intercreditor Agreement.    Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern.

        SECTION 7.    Counterparts.    This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

[THE REMAINDER OF PAGE IS INTENTIONALLY LEFT BLANK.]

        IN WITNESS WHEREOF, each of the parties hereto has caused this Trademark Security Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

ESCHELON OPERATING COMPANY
By	/s/ Richard A. Smith Name: Richard A. Smith Title: President

ESCHELON TELECOM, INC.
By	/s/ Richard A. Smith Name: Richard A. Smith Title: President and Chief Executive Officer
THE BANK OF NEW YORK TRUST COMPANY, N.A., as Collateral Agent
By	/s/ Patrick T. Giordano Name: Patrick T. Giordano Title: Vice President

SCHEDULE 1
to Trademark Security Agreement

Item A. Trademarks

Registered Trademarks
Trademark	Registration Owner	Registration No.	Registration Date
Eschelon Telecom, Inc. with design	Eschelon Telecom, Inc.	2,640,426	10/22/2002
Eschelon Telecom	Eschelon Telecom, Inc.	2,605,529	08/06/2002
Pending Trademark Applications
Applicant	Service Mark	Serial No.	Date Filed	Status
Eschelon Telecom, Inc.	Eschelon Telecom	76/049,873	Application filed on May 16, 2000	Notice of Acceptance issued September 17, 2002
Eschelon Telecom	Eschelon with design	76/049,874	Application filed on May 16, 2000	Notice of Allowance issued February 19, 2002
Trademark Applications in Preparation
Trademark	Docket No.	Expected Filing Date	Products/ Services
None.

Item B. Trademark Licenses

Trademark	Licensor	Licensee	Effective Date	Expiration Date
None.

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  EXHIBIT 4.4
TRADEMARK SECURITY AGREEMENT
W I T N E S S E T H
  SCHEDULE 1 to Trademark Security Agreement